5/28/97

                     RESTATED ARTICLES OF INCORPORATION
                     OF GEHL COMPANY, AS AMENDED

          Pursuant to the provisions of Chapter 180 of the Wisconsin Statutes, these Restated Articles of Incorporation shall supersede and take the place of the corporation's heretofore existing Restated Articles of Incorporation and all amendments thereto:

                                 ARTICLE I

                                    NAME

          The name of the corporation is "GEHL COMPANY"

                                 ARTICLE II

                                  PURPOSE

          The purposes for which the corporation is organized are to engage in any lawful activity within the purposes for which corporations may be organized under the Wisconsin Business Corporation Law, Chapter 180, Wisconsin Statutes, including (without by this specification limiting the generality of the foregoing) the manufacturing, acquiring, holding, pledging, disposing of and dealing in all kinds of property, whether real, personal or mixed, and whether tangible or intangible and particularly agricultural machinery and equipment.

                                ARTICLE III

                             AUTHORIZED SHARES

          The aggregate number of shares which the corporation shall have the authority to issue shall be twenty-seven million (27,000,000) shares, consisting of: (i) twenty-five million (25,000,000) shares of a class designated as "Common Stock," with a par value of $.10 per share; and (ii) two million (2,000,000) shares of a class designated as "Preferred Stock," with a par value of $.10 per share. Each issued and outstanding share of Common Stock, $2.00 par value, shall upon the effective date of these Restated Articles of Incorporation be reclassified into five (5) shares of Common Stock, $.10 par value.

          The designation, relative rights, preferences and limitations of the shares of each class and the authority of the Board of Directors of the corporation to establish and to designate series of the Preferred Stock and to fix the variations in the relative rights, preferences and limitations as between such series, shall be as set forth herein.

          A.   PREFERRED STOCK.

          (1) Series and Variations Between Series. The Board of Directors of the corporation is authorized, subject to limitations prescribed by law and the provisions of this section A, to provide for the issuance of the Preferred Stock in series, to establish or change the number of shares to be included in each such series and to fix the designation, relative rights, preferences and limitations of the shares of each such series. The authority of the Board of Directors of the corporation with respect to each series shall include, but not be limited to, determination of the following:

          (i) The number of shares constituting that series and the distinctive designation of that series;

          (ii) The dividend rate or rates on the shares of that series and/or the method of determining such rate or rates and the timing of dividend payments on the shares of such series;

          (iii) Whether and to what extent the shares of that series shall have voting rights in addition to the voting rights provided by law, which might include the right to elect a specified number of directors in any case or if dividends on such series were not paid for a specified period of time;

          (iv) Whether the shares of that series shall be convertible into shares of Common Stock or shares of any other series of Preferred Stock, and, if so, the terms and conditions of such conversion, including the price or prices or the rate or rates of conversion and the terms of adjustment thereof;

          (v) Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

          (vi) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation;

          (vii) The obligation, if any, of the corporation to retire shares of that series pursuant to a sinking fund; and

          (viii) Any other relative rights, preferences and limitations of that series.

           Subject to the designations, relative rights, preferences and limitations provided pursuant to this section A, each share of Preferred Stock shall be of equal rank with each other share of Preferred Stock.

          (2) Dividends. Before any dividends shall be paid or set apart for payment upon shares of Common Stock, the holders of each series of Preferred Stock shall be entitled to receive dividends at the rate per annum and at such times as specified in the particular series. Dividends on shares of Preferred Stock shall be paid out of any funds legally available for the payment of such dividends, when and if declared by the Board of Directors. Such dividends shall accumulate on each share of Preferred Stock from the date of issuance. All dividends on shares of Preferred Stock shall be cumulative so that if the corporation shall not pay, on a timely basis, the specified dividend, or any part thereof, on the shares of Preferred Stock then issued and outstanding, such deficiency shall thereafter be fully paid, but without interest, before any dividend shall be paid or set apart for payment on the Common Stock.

          Any dividend paid upon the Preferred Stock at a time when any accumulated dividends for any prior period are delinquent shall be expressly declared as a dividend in whole or partial payment of the accumulated dividend for the earliest dividend period for which dividends are then delinquent, and shall be so designated to each shareholder to whom payment is made. All shares of Preferred Stock shall rank equally and shall share ratably, in proportion to the rate of dividend of the series, in all dividends paid or set aside for payment for any dividend period or part thereof upon any such shares.

          Except to the limited extent hereinafter provided, so long as any shares of Preferred Stock shall be outstanding, no dividend, whether in cash, stock or otherwise, shall be paid or declared nor shall any distribution be made on the Common Stock, nor shall any Common Stock be purchased, redeemed or otherwise acquired for value by the corporation, nor shall any moneys be paid to or set aside or made available for a sinking fund for the purchase or redemption of any Common Stock, unless:

          (i) All dividends on the Preferred Stock of all series for all past dividend periods shall have been paid or shall have been declared and a sum sufficient for the payment thereof set apart; and

          (ii) The corporation shall have set aside all amounts theretofore required to be set aside as and for all sinking fund accounts, if any, for the redemption or purchase of all series of Preferred Stock for all past sinking fund payment periods or dates.

The foregoing provisions shall not, however, apply to, or in any way restrict (x) any acquisition of Common Stock in exchange solely for Common Stock; (y) the acquisition of Common Stock through application of the proceeds of the sale of Common Stock; or (z) stock dividends or distributions payable only in shares of stock having rights and preferences subordinate to the Preferred Stock.

          (3) Liquidation, Dissolution or Winding Up. In case of voluntary or involuntary liquidation, dissolution or winding up of the corporation, the holders of shares or each series of Preferred Stock shall be entitled to receive out of the assets of the corporation in money or money's worth the amount specified in the particular series for each share at the time outstanding together with all accrued but unpaid dividends thereon, before any of such assets shall be paid or distributed to holder of Common Stock. In case of the voluntary or involuntary liquidation, dissolution or winding up of the corporation, if the assets of the corporation shall be insufficient to pay the holders of all shares of Preferred Stock then outstanding the entire amounts to which they may be entitled, the holders of shares of each outstanding series of Preferred Stock shall share ratably in such assets in proportion to the respective amounts payable in liquidation.

          (4) Voting Rights. The holders of Preferred Stock shall have only such voting rights as are fixed for shares of each series by the Board of Directors pursuant to this section A or are provided by law.

     (5)  Series A Preferred Stock.

          (i) Designation and Amount. There is hereby created a series of Preferred Stock which shall be designated as "Series A Preferred Stock" (the "Series A Preferred Stock"); the number of shares constituting such series shall be Two Hundred Fifty Thousand (250,000). Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the corporation into Series A Preferred Stock.

          (ii) Dividends and Distributions.

               (a) The holders of shares of Series A Preferred Stock, in preference to the holders of Common Stock and of any other junior stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the first business days of January, April, July and October in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of
          (a) $1.00 or (b) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all noncash dividends or other distributions, other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred Stock. In the event the corporation shall at any time after May 28, 1997 (the "Rights Declaration Date") (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under clause
          (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock that are outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

               (b) The corporation shall declare a dividend or distribution on the Series A Preferred Stock as provided in paragraph (a) above immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $1.00 per share on the Series A Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

               (c)  Dividends shall begin to accrue and be
          cumulative on outstanding shares of Series A Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series A Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 30 days prior to the date fixed for the payment thereof.

          (iii) Voting Rights. The holders of shares of Series A Preferred Stock shall have the following voting rights:

               (a)  Subject to the provision for adjustment
          hereinafter set forth, each share of Series A Preferred Stock shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the shareholders of the corporation. In the event the corporation shall at any time declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the number of shares of Common Stock that are outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

               (b) Except as otherwise provided herein, in any other resolution of the Board of Directors creating a series of Preferred Stock or any similar stock, or by law, the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of shareholders of the corporation.

               (c)  Except as set forth herein, holders of
          Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

          (iv) Certain Restrictions.

               (a)  Whenever quarterly dividends or other
          dividends or distributions payable on the Series A Preferred Stock as provided in subparagraph (ii) are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Preferred Stock outstanding shall have been paid in full, the corporation shall not:

               (1)  declare or pay dividends on, make
                    any other distributions on, or
                    redeem or purchase or otherwise
                    acquire for consideration any
                    shares of stock ranking junior
                    (either as to dividends or upon
                    liquidation, dissolution or winding
                    up) to the Series A Preferred
                    Stock;

               (2)  declare or pay dividends on or make
                    any other distributions on any
                    shares of stock ranking on a parity
                    (either as to dividends or upon
                    liquidation, dissolution or winding
                    up) with the Series A Preferred
                    Stock, except dividends paid
                    ratably on the Series A Preferred
                    Stock and all such parity stock on
                    which dividends are payable or in
                    arrears in proportion to the total
                    amounts to which the holders of all
                    such shares are then entitled;

               (3)  redeem or purchase or otherwise
                    acquire for consideration shares of
                    any stock ranking on a parity
                    (either as to dividends or upon
                    liquidation, dissolution or winding
                    up) with the Series A Preferred
                    Stock, provided that the
                    corporation may at any time redeem,
                    purchase or otherwise acquire
                    shares of any such parity stock in
                    exchange for shares of any stock of
                    the corporation ranking junior to
                    or on a parity with (both as to
                    dividends or upon dissolution,
                    liquidation or winding up) the
                    Series A Preferred Stock; or

               (4)  purchase or otherwise acquire for
                    consideration any shares of
                    Series A Preferred Stock, or any
                    shares of stock ranking on a parity
                    with the Series A Preferred Stock,
                    except in accordance with a
                    purchase offer made in writing or
                    by publication (as determined by
                    the Board of Directors) to all
                    holders of such shares upon such
                    terms as the Board of Directors,
                    after consideration of the
                    respective annual dividend rates
                    and other relative rights and
                    preferences of the respective
                    series and classes, shall determine
                    in good faith will result in fair
                    and equitable treatment among the
                    respective series or classes.

               (b)  The corporation shall not permit any
          corporation of which an amount of voting securities sufficient to elect at least a majority of the directors of such corporation is beneficially owned, directly or indirectly, by the corporation or otherwise controlled by the corporation to purchase or otherwise acquire for consideration any shares of stock of the corporation unless the corporation could, under paragraph (a) of this subparagraph (iv), purchase or otherwise acquire such shares at such time and in such manner.

          (v) Reacquired Shares. All shares of Series A Preferred Stock that shall at any time have been reacquired by the corporation shall, after such reacquisition, have the status of authorized but unissued shares of Preferred Stock of the corporation, without designation as to series, and may be reissued as part of a new series of Preferred Stock, to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

          (vi) Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the corporation, no distribution shall be made (a) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock unless, prior thereto, the holders of shares of Series A Preferred Stock shall have received $100 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, provided that the holders of shares of Series A Preferred Stock shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount to be distributed per share to holders of shares of Common Stock, or (b) to the holders of shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except distributions made ratably on the Series A Preferred Stock and all other such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event the corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under the proviso in clause (a) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

          (vii) Consolidation, Merger, etc. In case the corporation shall enter into any consolidation, merger, combination, share exchange or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series A Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the corporation shall at any time after the Rights Declaration Date (a) declare any dividend on Common Stock payable in shares of Common Stock,
     (b) subdivide the outstanding Common Stock, or (c) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock that are outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

          (viii) No Redemption. The shares of Series A Preferred Stock shall not be redeemable.

          (ix) Amendment. To the fullest extent permitted by applicable law, prior to such time as shares of Series A Preferred Stock are issued and outstanding, the Board of Directors may alter or revoke any of the number of shares of Series A Preferred Stock, the powers, preferences or special rights of the Series A Preferred Stock or the other terms of the Series A Preferred Stock. From and after such time as shares of Series A Preferred Stock are issued and outstanding, the Restated Articles of Incorporation of the corporation shall not be amended in any manner that would materially alter or change the powers, preferences or special rights of the Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock, voting together as a single class.

          (x) Fractional Shares. Series A Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Preferred Stock.

          B.   COMMON STOCK.

          (1) Dividends. Subject to the provisions of this Article III, the Board of Directors may, in its discretion, out of funds legally available for the payment of dividends and at such times and in such manner as determined by the Board of Directors, declare and pay dividends on the Common Stock.

          (2) Liquidation Rights. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the corporation, after there shall have been paid to or set aside for the holders of shares of Preferred Stock the full preferential amounts to which they are entitled, the holders of outstanding shares of Common Stock shall be entitled to receive pro rata, according to the number of shares held by each, the remaining assets of the corporation available for distribution.

          (3) Voting Rights. Except as otherwise provided by law and except as may be determined by the Board of Directors with respect to the Preferred Stock pursuant to section A of this Article III, only the holders of Common Stock shall be entitled to vote for the election of directors of the corporation and for all other corporate purposes. Upon any such vote the holders of Common Stock shall, except as otherwise provided by law, be entitled to one vote for each share of Common Stock held by them respectively.


          C.   PREEMPTIVE RIGHTS.

          Except as the Board of Directors of the corporation may otherwise determine from time to time, no shareholder of the corporation shall have any preferential or preemptive right to subscribe for or purchase from the corporation any new or additional shares of capital stock of the corporation or securities convertible into shares of capital stock, whether now or hereafter authorized.

          D.   REPURCHASE OF SHARES.

          The corporation, subject to the conditions provided for herein, shall have the express right to acquire and dispose of its own shares on such terms and conditions as the Board of Directors may from time to time determine and agree.

                                 ARTICLE IV

                             BOARD OF DIRECTORS

          A.   POWERS, NUMBER, CLASSIFICATION AND NOMINATION.

          The general powers, number, classification, and requirements for nomination of directors shall be as set forth in sections 3.01, 3.02 and
3.03 of Article III of the By-Laws of the corporation (and as such sections shall exist from time to time). Notwithstanding any other provisions of these Restated Articles of Incorporation or the By-Laws of the corporation (and notwithstanding the fact that a lesser affirmative vote may be specified by law), the affirmative vote of shareholders possessing at least seventy-five percent of the voting power of the then outstanding shares of all classes of stock of the corporation generally possessing voting rights in elections of directors, considered for this purpose as one class, shall be required to amend, alter, change or repeal, or to adopt any provision inconsistent with, such sections 3.01, 3.02 and 3.03 of Article III of the By-Laws, or any provision thereof; provided, however, that the Board of Directors, by a resolution adopted by the Requisite Vote (as defined herein), may amend, alter, change or repeal, or adopt any provision inconsistent with, sections 3.01, 3.02 and 3.03 of Article III of the By-Laws, or any provision thereof, without the vote of the shareholders. As used herein, the term "Requisite Vote" shall mean the affirmative vote of at least two-thirds of the directors then in office plus one director.

          B.   REMOVAL OF DIRECTORS.

          Any director may be removed from office, but only for "cause" (as defined herein) by the affirmative vote of shareholders possessing at least a majority of the voting power of the then outstanding shares of all classes of stock of the corporation generally possessing voting rights in elections of directors, considered for this purpose as one class; provided, however, that if the Board of Directors by a resolution adopted by the Requisite Vote shall have recommended removal of a director, then the shareholders may remove such director from office by the foregoing vote without cause. As used herein, "cause" shall be deemed to exist only if the director whose removal is proposed has committed acts of fraud constituting a felony and resulting in personal enrichment for the director at the corporation's expense for which the director was duly and properly indicated and such indictment is not dismissed within ninety (90) days of issuance.

          C.   VACANCIES.

          Any vacancy occurring in the Board of Directors, including a vacancy created by an increase in the number of directors, shall be filled by the affirmative vote of a majority of the directors then in office, though less than a quorum of the Board of Directors, or by a sole remaining director. Any director so elected shall serve until the next election of the class for which such director shall have been chosen and until his successor shall be duly elected and qualified.

          D.   AMENDMENTS.

          (1) Notwithstanding any other provision of these Restated Articles of Incorporation (and notwithstanding the fact that a lesser affirmative vote may be specified by law), the affirmative vote of shareholders possessing at least seventy-five percent of the voting power of the then outstanding shares of all classes of stock of the corporation generally possessing voting rights in elections of directors, considered for this purpose as one class, shall be required to amend, alter, change or repeal, or adopt any provision inconsistent with, the provisions of this
Article IV.

          (2) Notwithstanding the foregoing and any provisions in the By-Laws of the corporation, whenever the holders of any one or more series of Preferred Stock issued by the corporation pursuant to Article III hereof shall have the right, voting separately as a class or by series, to elect directors at an annual or special meeting of shareholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of the series of Preferred Stock applicable thereto, and such directors so elected shall not be divided into classes unless expressly provided by the terms of the applicable series.


                                 ARTICLE V

                           BUSINESS COMBINATIONS

          A. BUSINESS COMBINATIONS WITHIN THREE YEARS OF THE STOCK ACQUISITION DATE.

          In addition to any affirmative vote otherwise required by law, the By-Laws of the corporation or these Restated Articles of Incorporation, and except as otherwise expressly provided in section C of this Article V, the corporation may not engage in a Business Combination (as herein-after defined) with an Interested Shareholder (as hereinafter defined) for three
(3) years after the Interested Shareholder's Stock Acquisition Date (as hereinafter defined) unless the Board of Directors of the corporation has approved by resolution, before the Interested Shareholder's Stock Acquisition Date, that Business Combination or the purchase of Stock (as hereinafter defined) made by the Interested Shareholder on that Stock Acquisition Date.


          B. BUSINESS COMBINATIONS MORE THAN THREE YEARS AFTER THE STOCK ACQUISITION DATE.

          Except as otherwise expressly provided in section C of this
Article V, at any time after the three-year period described in section A above the corporation may engage in a Business Combination with an Interested Shareholder but only if, in addition to any affirmative vote otherwise required by law, the By-Laws of the corporation or these Restated Articles of Incorporation, any of the following conditions is satisfied:

          (1) The Board of Directors of the corporation has approved, before the Interested Shareholder's Stock Acquisition Date, the purchase of Stock made by the Interested Shareholder on that Stock Acquisition Date.

          (2) The Business Combination is approved by the affirmative vote of the holders of a majority of the Voting Stock (as hereinafter defined) not beneficially owned by the Interested Shareholder at a meeting called for that purpose.

          (3) The Business Combination meets all of the following conditions:

          (i) Holders of all outstanding shares of Stock of the corporation not beneficially owned by the Interested Shareholder are each entitled to receive per share an aggregate amount of cash and the market value, as of the Consummation Date (as hereinafter defined), of noncash consideration at least equal to the higher of the following:

               (a) The highest of: the market value per share on the Announcement Date (as hereinafter defined) with respect to the Business Combination, the market value per share on the Interested Shareholder's Stock Acquisition Date, the highest price per share paid by the Interested Shareholder, including brokerage commissions, transfer taxes and soliciting dealers' fees, for shares of the same class or series within the three (3) years immediately before the including the Announcement Date of the Business Combination or the highest price per share paid by the Interested Shareholder, including brokerage commissions, transfer taxes and soliciting dealers' fees, for shares of the same class or series within the three (3) years immediately before and including the Interested Shareholder's Stock Acquisition Date; plus, in each case, interest compounded annually from the earliest date on which that highest per share acquisition price was paid or the per share market value was determined, through the Consummation Date, at the rate for one-year U.S. Treasury obligations from time to time in effect; less the aggregate amount of any cash and the market value, as of the dividend payment date, of any noncash dividends paid per share since that date, up to the amount of that interest.

               (b) The highest preferential amount per share, if any, to which the holders of shares of that class or series of Stock are entitled upon the voluntary or involuntary liquidation of the corporation, plus the aggregate amount of dividends declared or due which those holders are entitled to before payment of dividends on another class or series of Stock, unless the aggregate amount of those dividends is included in the preferential amount.

          (ii) The form of consideration to be received by holders of each particular class or series of outstanding Stock in the Business Combination is in cash or, if the Interested Shareholder holds previously acquired shares of that class or series, the same form as the Interested Shareholder previously used to acquire the largest number of shares of that class or series.

          C.   EXCLUDED TRANSACTIONS.

          The provisions of sections A and B of this Article V shall not apply to any of the following:

          (1) A Business Combination with an Interested Shareholder who was an Interested Shareholder immediately before September 30, 1989, unless subsequently the Interested Shareholder increased its beneficial ownership of the voting power of the outstanding Voting Stock of the corporation to a proportion in excess of the proportion of voting power that the Interested Shareholder beneficially owned immediately before September 30, 1989, excluding an increase approved by resolution of the Board of Directors of the corporation before the increase occurred.

          (2) A Business Combination of the corporation with an Interested Shareholder which became an Interested Shareholder inadvertently, if the Interested Shareholder satisfies both of the following:

          (i) As soon as practicable divests itself of a sufficient amount of the Voting Stock of the corporation so that the Interested Shareholder is no longer the beneficial owner of at least 10% of the voting power of the outstanding Voting Stock of the corporation, or a Subsidiary of the corporation (as hereinafter defined).

          (ii) Would not at any time within the three (3) years before the Announcement Date with respect to the Business Combination in question have been an Interested Shareholder except for the inadvertent acquisition.

          (3) A Business Combination of the corporation with an Interested Shareholder which was an Interested Shareholder immediately before September 30, 1989, and inadvertently increased its beneficial ownership of the voting power of the outstanding Voting Stock of the corporation to a proportion in excess of the proportion of voting power that the Interested Shareholder beneficially owned immediately before September 30, 1989, if the Interested Shareholder divests itself of a sufficient amount of Voting Stock so that the Interested Shareholder is no longer the beneficial owner of a proportion of the voting power in excess of the proportion of voting power that the Interested Shareholder held immediately before September 30, 1989.

          D.   DEFINITIONS.

          For purposes of this Article V:

          (1) "Affiliate" shall mean a person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with a specified person.

          (2) "Announcement Date" shall mean the date of the first public announcement of a final, definitive proposal for a Business Combination.

          (3)  "Associate" of a person shall mean any of the following:

          (i) A corporation or organization of which the person is an officer, director or partner or is the beneficial owner of at least 10% of any class of Voting Stock.

          (ii) A trust or other estate in which the person has a substantial beneficial interest or as to which the person serves as trustee or in a similar fiduciary capacity.

          (iii) A relative or spouse of the person, or a relative of the spouse, who has the same principal residence as the person.

          (4)  A person shall be deemed to be the "beneficial owner" of any
Stock:

          (i) which such person or any of such person's Affiliates or Associates beneficially owns, directly or indirectly;

          (ii) which such person or any of such person's Affiliates or Associates has (a) the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding (other than customary agreements with and between underwriters and selling group members with respect to a bona fide public offering of securities), or upon the exercise of conversion rights, exchange rights, rights (other than rights issued by the corporation pursuant to a shareholder rights plan), warrants or options, or otherwise; provided, however, that a person shall not be deemed the beneficial owner of securities tendered pursuant to a tender or exchange offer made by or on behalf of such person or any of such person's Affiliates or Associates until such tendered securities are accepted for purchase or exchange; or (b) the right to vote pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the beneficial owner of any security if the agreement, arrangement or understanding to vote such security arises solely from a revocable proxy or consent given to such person in response to a public proxy or consent solicitation; or

          (iii) which are beneficially owned, directly or indirectly, by any other person with which such person or any of such person's Affiliates or Associates has any agreement, arrangement or understanding (other than customary agreements with and between underwriters and selling group members with respect to a bona fide public offering of securities) for the purpose of acquiring, holding, voting (except to the extent contemplated by the proviso to section D(4)(ii)(b) of this Article V) or disposing of any securities of the corporation.

          (5)  "Business Combination" means any of the following:

          (i) A merger or consolidation of the corporation or any Subsidiary of the corporation with any of the following:

               (a)  An Interested Shareholder.

               (b)  A corporation, whether or not it is an
          Interested Shareholder, which is, or after a merger or consolidation would be, an Affiliate or Associate of an Interested Shareholder.

          (ii) A sale, lease, exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions, to or with an Interested Shareholder or an Affiliate or Associate of an Interested Shareholder of assets of the corporation or a Subsidiary of the corporation if those assets meet any of the following conditions:

               (a) Have an aggregate market value equal to a least 5% of the aggregate market value of all the assets, determined on a consolidated basis, of the corporation.

               (b) Have an aggregate market value equal to at least 5% of the aggregate market value of all the outstanding Stock of the corporation.

               (c) Represent at least 10% of the earning power or income, determined on a consolidated basis, of the corporation.

          (iii) The issuance or transfer by the corporation or a Subsidiary of the corporation, in one transaction or a series of transactions, of any Stock of the corporation or a Subsidiary of the corporation is all of the following conditions are satisfied:

               (a) The stock has an aggregate market value equal to at least 5% of the aggregate market value of all of the outstanding Stock of the corporation.

               (b) The Stock is issued or transferred to an Interested Shareholder or an Affiliate or Associate of an Interested Shareholder, except for Stock of the corporation or such Subsidiary issued or transferred pursuant to the exercise of warrants, rights or options to purchase such Stock offered, or a dividend paid, or distribution made, proportionately to all holders of Stock of the corporation.

          (iv) The adoption of a plan or proposal for the liquidation or dissolution of the corporation which is proposed by, on behalf of, or pursuant to a written or unwritten agreement, arrangement or understanding with, an Interested Shareholder or an Affiliate or Associate of an Interested Shareholder.

          (v) Any of the following, if the direct or indirect effect is to increase the proportionate share of the outstanding Stock of a class or series of securities convertible into Voting Stock of the corporation or a Subsidiary of the corporation beneficially owned by the Interested Shareholder of an Affiliate or Associate of the Interested Shareholder, unless the increase is the result of immaterial changes due to fractional share adjustment:

               (a) A reclassification of securities, including, without limitation, a stock split, stock dividend or other distribution of Stock in respect of Stock, or reverse stock split.

               (b)  A recapitalization of the corporation.

               (c) A merger or consolidation of the corporation with a Subsidiary of the corporation.

               (d) Any other transaction, whether or not with, into or involving the Interested Shareholder, which is proposed by, on behalf of, or pursuant to a written or unwritten agreement, arrangement or understanding with, the Interested Shareholder or an Affiliate or Associate of the Interested Shareholder.

          (vi) Receipt by an Interested Shareholder or an Affiliate or Associate of an Interested Shareholder of the direct or indirect benefit of a loan, advance, guarantee, pledge or other financial assistance or a tax credit or other tax advantage provided by or through the corporation or any Subsidiary of the corporation, unless the Interested Shareholder receives the benefit proportionately as a holder of Stock of the corporation.

          (6) "Consummation Date" means the date of consummation of a Business Combination.

          (7) "Control", "controlled by" or "under common control with" means the possession, directly or indirectly of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of Voting Stock, except as provided in the next sentence, by contract, or otherwise. "Control" of a corporation is not established for purposes of this Article V if a person, in good faith and not for the purpose of circumventing this Article V, holds voting power as an agent, bank, broker, nominee, custodian or trustee for one or more beneficial owners who do not individually or as a group have control of the corporation. For purposes of this Article V, a person's beneficial ownership of at least 10% of the voting power of a corporation's outstanding Voting Stock creates a presumption that the person has control of the corporation.

          (8) (i) "Interested Shareholder," with respect to the corporation, means a person other than the corporation or a Subsidiary of the corporation that meets any of the following conditions:

               (a) Is the beneficial owner of at least 10% of the voting power of the outstanding Voting Stock of the corporation.

               (b) Is an Affiliate or Associate of the corporation and at any time within three (3) years immediately before the date in question was the beneficial owner of at least 10% of the voting power of the then outstanding Voting Stock of the corporation.

          (ii) For the purpose of determining whether a person is an Interested Shareholder, the number of shares of Voting Stock of the corporation considered outstanding includes shares beneficially owned by the person but does not include any other unissued shares of Voting Stock of the corporation which may be issuable pursuant to an agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

          (9)  "Stock" means any of the following:

          (i) Shares, stock or similarly security, certificate of interest, participation in a profit sharing agreement, voting trust certificate, or certificate of deposit for any of the items described herein.

          (ii) Security which is convertible, with or without consideration, into stock, or any warrant, call or other option or privilege of buying stock, or any other security carrying a right to acquire, subscribe to or purchase stock.

          (10) "Stock Acquisition Date", with respect to any person, means the date that that person first becomes an Interested Shareholder of the corporation.

          (11) "Subsidiary of the corporation" shall mean any other corporation of which Voting Stock having a majority of the votes entitled to be cast is owned, directly or indirectly, by the corporation.

          (12) "Voting Stock" means capital stock of a corporation entitled to vote generally in the election of directors.

          E.   DETERMINATION OF MARKET VALUE.

          For purposes of this Article V, the market value of Stock or other property other than cash or Stock is determined as follows:

          (1)  In the case of Stock generally, by:

               (i) The highest closing sale price during the thirty (30) days immediately before the date in question of a share of that class or series of Stock on the composite tape for stocks listed on the New York Stock Exchange, or, if that class or series of Stock is not quoted on the composite tape or if that class or series of Stock is not listed on the New York Stock Exchange, on the principal U.S. securities exchange registered under the Securities Exchange Act of 1934, as amended, on which that class or series of Stock is listed.

               (ii) If that class or series of Stock is not listed on an exchange described above, the highest closing bid quotation for a share of that class or series of Stock during the thirty (30) days immediately before the date in question on the National Association of Securities Dealers Automated Quotation System, or any similar system then in use.

          (2) In the case of property other than cash or Stock (except for Stock not traded as provided above), the fair market value of the property or Stock on the date in question as determined in good faith by the Board of Directors of the corporation.

          F.   FIDUCIARY OBLIGATIONS.

               Nothing contained in this Article V shall be construed to relieve any Interested Shareholder from any fiduciary obligation imposed by law.

          G.   AMENDMENT.

          Notwithstanding any other provisions of these Restated Articles of Incorporation (and notwithstanding that a lesser affirmative vote may be specified by law), the affirmative vote of shareholders possessing at least seventy-five percent of the voting power of the then outstanding Voting Shares, considered for this purpose as one class, shall be required to amend, alter, change, repeal, or adopt any provision inconsistent with this
Article V.

                                 ARTICLE VI

                        REGISTERED OFFICE AND AGENT

          At the time of adoption of these Restated Articles of Incorporation the address of the registered office of the corporation is 143 Water Street, West Bend, Wisconsin 53095, in Washington County. The name of the registered agent at such address is Michael J. Mulcahy.

                                ARTICLE VII

                                 AMENDMENTS

          Except as otherwise provided herein, these Restated Articles may be amended at any regular or special meeting of the shareholders of the corporation by the affirmative vote of shareholders possessing at least two-thirds (2/3) of the voting power of all then outstanding shares entitled to vote thereon.